Exhibit 10.31

April 14, 2014

John C. Ryan, Esquire

Re:	Offer of Employment - SVP, General Counsel & Corporate Secretary

Dear John:

We are pleased to offer you employment as Senior Vice President, General Counsel and Corporate Secretary for Unilife Corporation and Unilife Medical Solutions, Inc. Your employment will begin on May 5, 2014, or as soon as you are available. Your annual base salary as an exempt employee will be $335,000. We will provide you with a reasonable monthly car allowance, in an amount to be agreed by us. You will be eligible to participate in Unilife’s incentive bonus plan. For the 2014 calendar year, the target cash bonus amount will be forty percent (40%) of your annual base salary, prorated in your first year. This bonus is discretionary and subject to achievement of your goals and objectives. Bonuses will be paid after the calendar year in which they are earned.

In addition, you will receive an initial grant of 175,000 shares of restricted stock subject to vesting over three years as follows: 43,750 after one year of employment; another 43,750 after two years of employment; and another 87,500 after three years of employment. You will also receive an initial grant of 200,000 incentive options with a strike price set as of the closing price on the first day of your employment. These options will vest over three years as follows: 50,000 after one year of employment; another 50,000 after two years of employment; and another 100,000 after three years of employment. These options will expire on the tenth anniversary of their grant date.

Unilife will cover you for directors and officers liability on the same basis as other officers, and will also cover the cost of employed attorney’s malpractice insurance. Unilife will cover all costs of maintaining your attorney’s license, memberships in professional associations and in meeting your annual continuing legal education requirement, as well as attendance at corporate secretarial conferences.

Unilife currently pays 90% of the premium for employees’ health benefits and 80% of the premium for health benefits for spouses, domestic partners and dependent children. New hires are eligible for coverage the first of the month following the month of hire.

Unilife Corporation

250 Cross Farm Lane, York PA 17406  T + 1 717 384 3400  F + 717 384 3401  E info@unilife.com  W www.unilife.com

•	Retirement Benefits: You may enroll in the Unilife’s employee 401(k) plan upon hire and through quarterly open enrollments. Unilife will match your contributions of up to 6% of base salary, at 50%. Unilife also makes a discretionary contribution of up to 5% of base salary to employees’ 401(k) accounts; this discretionary contribution may vary from year to year based on Company performance.

•	Medical Benefits: Our medical and prescription drug plan is currently administered through Highmark Blue Shield; employees may enroll spouses, domestic partners and dependent children.

•	Dental Benefits: Our dental plan is currently administered through Delta Dental; employees may enroll spouses, domestic partners and dependent children.

•	Vision Benefits: Our vision plan is currently administered through Highmark Blue Shield; employees may enroll spouses, domestic partners and dependent children. Unilife pays 100% of the premium for this plan.

•	Flexible Spending Account (FSA): Employees may use the FSA to pay for eligible health and dependent care expenses with pre-tax dollars.

•	Group Term Life Insurance Benefits (GTLI): Unilife pays 100% of the premium for GTLI at 3X annual salary (up to$500,000); employees may purchase supplemental life insurance, as well as coverage for spouses and domestic partners and dependent children from Principal Financial Group.

•	Accidental Death and Dismemberment Insurance Benefits (AD&D): Matching AD&D coverage is included in Unilife-paid GTLI, as well as in employee-purchased supplemental, spousal, domestic partner and dependent child life insurance.

•	Short-Term Disability Benefits (STD): Unilife provides up to 26 weeks of salaried continuance at 100% of base salary.

•	Long Term Disability Benefits (LTD): Unilife pays 100% of the premium for LTD insurance; LTD pays 60% of base annual salary, up to $6,000/month.

•	Paid Holidays: Unilife provides 11 paid holidays according to an annual holiday schedule.

•	Vacation: You will receive a target of four weeks of vacation per year.

•	Fitness Center: Unilife has a free, on-site fitness center at our York headquarters available to all employees, which is furnished with new, state-of-the art equipment.

All Unilife employees are required to read and sign a standard confidentiality agreement, insider trading policy and code of ethics certifications. Your employment is subject to work authorization in accordance with U.S. law and the completion of a background check. Please bring the required identification documents to establish your ability to work in the USA on your first day of work. We are relying on your representation that you are not subject to any non-compete agreements or other obligations that would prevent you from working for Unilife and representing Unilife in negotiations with customers and suppliers.

John, I am really pleased that you are joining the Unilife Team, and I am looking forward to working with you.

Welcome aboard!

/s/ Alan Shortall

Chairman & CEO

Cc: Human Resources

I, John C. Ryan accept this offer of employment and will start on May 5, 2014.

/s/ John C. Ryan